Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. ANNOUNCES

FISCAL 2015 FOURTH QUARTER AND YEAR RESULTS

SAINT LOUIS, MO — June 9, 2015 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) today reported financial results for the fourth quarter and fiscal year ended April 26, 2015.

2015 Fourth Quarter and Fiscal Year Highlights

•                  Fourth quarter Adjusted EBITDA increased 14.8% to $65.6 million year over year.

•                  Fiscal 2015 Adjusted EBITDA increased 15.5% to $200.2 million year over year.

•                  Fiscal 2015 Adjusted EBITDA margin exceeded 20%, up 193 bps year over year.

•                  Reduced debt by $73 million in fiscal 2015 to below $1 billion for the first time since 2000.

•                  Debt to Adjusted EBITDA ratio is below 5x at the end of fiscal 2015.

Consolidated Financial Results

The following table outlines the Company’s financial results (dollars in millions, except per share data, unaudited):

	Three Months Ended		Twelve Months Ended
	April 26,	April 27,	April 26,	April 27,
	2015	2014	2015	2014
Net revenues	$274.6	$260.8	$996.3	$954.6
Consolidated Adjusted EBITDA (1)	65.6	57.2	200.2	173.4

Income (loss) from continuing operations	3.1	(139.7)	5.2	(129.7)
Income (loss) from discontinued operations	—	(1.8)	—	2.0
Net income (loss)	3.1	(141.5)	5.2	(127.7)
Diluted income (loss) per share from continuing operations	0.08	(3.51)	0.13	(3.26)
Diluted income (loss) per share from discontinued operations	—	(0.04)	—	0.05
Diluted income (loss) per share	0.08	(3.55)	0.13	(3.21)
Adjusted income (loss) per share (2)	0.58	0.34	0.76	(0.06)

(1)         For a further description of Consolidated Adjusted EBITDA, refer to the reconciliation tables following the narrative and the definition of Adjusted EBITDA in footnote (1) of this release.

(2)         For a reconciliation of the GAAP basis per share amounts to adjusted income (loss) per share, refer to the reconciliation table labeled “Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted Income (Loss) and GAAP Income (Loss) from Continuing Operations Per Share to Adjusted Income (Loss) Per Share.”

Commenting on the results of the quarter and fiscal year, Virginia McDowell, the Company’s president and chief executive officer said: “Fiscal 2015 was a year of many accomplishments.  During the year, we continued to focus on building a better operating company with a prudently leveraged balance sheet.”

“Adjusted EBITDA increased 14.8% year over year in our fiscal 2015 fourth quarter, marking the fifth consecutive quarter with an increase in Adjusted EBITDA, and our third consecutive quarter with a double-digit, year-over-year change in Adjusted EBITDA. The early part of the quarter experienced more favorable weather than the prior year; while we also continued to benefit from the substantial changes we made to our operating model over the past 18 months.”

“With fiscal 2015 behind us, we are focused on fiscal 2016 and beyond.  We continue to differentiate ourselves with friendly and excellent customer service. We are prudently investing in our properties by renovating hotel rooms and food and beverage outlets and improving our casino floors with new products. We broke ground on our land-based development at Bettendorf which we expect to open in early fiscal 2017. We continue to optimize our marketing programs and are introducing new productivity tools in fiscal 2016 across the enterprise. Finally we will remain vigilant about our cost structure and we will continue to manage our capital structure to maximize free cash flow, deleverage our balance sheet and lower our cost of capital.”

Financial Highlights

Net revenues for the quarter increased 5.3% to $274.6 million and consolidated Adjusted EBITDA increased from $57.2 million to $65.6 million, or 14.8%.  Adjusted EBITDA margin was 23.9% for the quarter, relative to 21.9% in the year ago quarter.  Adjusted income per share was $0.58 during the quarter, compared to $0.34 in the prior year.  GAAP basis diluted income (loss) per share from continuing operations for the fiscal 2015 quarter was $0.08 compared to ($3.51) for the fourth quarter of the prior year, including non-cash valuation charges assessed during both periods.

For fiscal 2015, net revenues increased 4.4%, to $996.3 million, while Adjusted EBITDA increased 15.5%, to $200.2 million.  Adjusted EBITDA margin for the year was 20.1% relative to 18.2% in fiscal 2014.

The following items impacted earnings from continuing operations during the fourth quarters of fiscal 2015 and 2014:

•                  We recorded a loss on early extinguishment of debt of $13.8 million in fiscal 2015 related to the tender and refinancing of our 7.75% Senior Notes due 2019.

•                  We recorded non-cash impairment charges of $9.0 million in fiscal 2015 and $162.1 million in fiscal 2014.

Fourth Quarter Operating Results

Black Hawk — Adjusted EBITDA at our two properties increased by $2.6 million, or 34.8%, to $10.1 million, on a revenue increase of $3.5 million, or 11.7%.  The properties benefited from the rollout of Fan Club 2.0 during our fiscal third quarter, which resulted in more targeted marketing spend and gains in market share during the fourth quarter.

Pompano — Net revenues increased 12.4% to $54.6 million, Adjusted EBITDA increased 28.6% to $14.9 million, and operating margins increased 345 basis points to 27.2%.  This growth was largely attributable to increased top-tier rated slot play, and continued enhancements in marketing programs.

Iowa — Net revenues for our three properties were up slightly to $48.5 million and Adjusted EBITDA increased slightly to $14.1 million.  Adjusted EBITDA increases of 33.1% and 1.8% at Marquette and Waterloo, respectively, were mostly offset by a 7.7% decline in Adjusted EBITDA at Bettendorf.  The continued proliferation of VLTs in Illinois affected Bettendorf’s results during the quarter, as well as the ongoing renovations of the South Tower hotel, which resulted in approximately 1/3 fewer rooms being available during the period.  Additionally we sold Rhythm City during last year’s fourth quarter.  Following the sale, that property was closed for several days during the transition which benefited Bettendorf.

Lake Charles — Net revenues declined 3.1%, to $34.0 million, and Adjusted EBITDA declined 16.6%, to $5.7 million.  Results were impacted during the quarter primarily by a decline in retail non-rated play at the property, likely due to the opening of a new competitor in December 2014 as well as increased marketing expenses to rated players.  While revenue trends have remained solid since the opening of the new competitor, the property will continue to refine marketing programs in the coming months to appropriately match marketing expenses with revenue levels.

Mississippi — Net revenues for our three Mississippi properties increased 1.3% to $29.1 million and Adjusted EBITDA increased 32.5% to $7.8 million.  All three properties reported increased Adjusted EBITDA year over year led by Vicksburg, up 28.1%, and Lula, which increased 27.1%.  Vicksburg and Lula benefited from lower marketing and operating costs during the quarter.

Missouri — Net revenues for our four Missouri properties increased 5.4% to $65.6 million year over year, while Adjusted EBITDA increased 8.6% to $19.9 million.  All four Missouri properties reported increased Adjusted EBITDA led by Cape Girardeau and Caruthersville which increased 22.2% and 23.8%, respectively.  Boonville’s Adjusted EBITDA increased 5.2% during the quarter, while Kansas City was up slightly.

Pennsylvania — Net revenues at our casino at Nemacolin Woodlands Resort were up 20.8%, to $9.0 million and Adjusted EBITDA was ($0.2) million relative to ($0.8) million in the prior year quarter.  The property continues to see solid revenue growth trends which should benefit it into the peak season for the resort.

Corporate Expenses

Corporate and other expenses were $7.3 million for the quarter, up from $7.1 million, largely as a result of increased incentive compensation accruals relative to the previous year’s fourth quarter.

Non-cash stock compensation expense was $0.6 million for the quarter compared to $0.8 million in the fourth quarter of fiscal 2014. For the fiscal year, non-cash stock compensation expense was $3.2 million, compared to $4.2 million in fiscal 2014.

Capital Structure, Capital Expenditures and Updated Guidance

As of April 26, 2015, the Company had:

•                  $66.4 million in cash and cash equivalents, excluding $9.2 million in restricted cash and investments;

•                  $992.9 million in total debt; and

•                  $218.0 million in net line of credit availability.

Fourth quarter capital expenditures were $11.7 million.  For the year our total capital expenditures were approximately $41.7 million.

On April 7, 2015 we announced a tender offer for our $300 million of 7.75% Senior Notes due 2019.  Approximately $237.8 million of the Notes were tendered. We funded the tender with borrowings on our existing credit facility, cash on hand, and the issuance of a $150 million add-on to our 5.875% Senior Notes due 2021.  Subsequent to the end of the quarter, on May 14, 2015, we called the remainder of the 2019 notes, funding approximately $62.2 million with additional borrowings on our revolving credit facility.

Development

On May 13, 2015 we broke ground on our land-based casino project in Bettendorf.  The project will include converting the current three-level riverboat casino into a single-level land-based structure situated between the current North and South hotel towers and will also introduce several new food concepts to the property including a Farmer’s Pick Buffet, an Otis & Henry’s grab-and-go as well as a Lone Wolf bar and stage.  Customers will also benefit from a new porte-cochere, with a grand new casino entrance and a consolidated hotel front desk.  The project is expected to take 12-14 months to complete at a cost of up to $60 million and open in the first half of fiscal 2017.  We expect to fund the construction using cash from operations.

For fiscal 2016 we provide guidance for the following specific non-operating items:

•                  Depreciation and amortization expense is expected to be approximately $85 million to $87 million, inclusive of approximately $5 million in accelerated depreciation related to the existing riverboat at Bettendorf.

•                  Interest expense is expected to be approximately $69 million to $71 million.

•                  The Company expects cash income taxes pertaining to fiscal 2016 operations to be less than $1 million, primarily state income taxes.

•                  Corporate and development expenses for fiscal 2016 are expected to be approximately $28 million to $30 million, including approximately $5 million in non-cash stock compensation expense.

•                  Maintenance capital expenditures for fiscal 2016 are expected to be approximately $40 million.

•                  We also expect to spend approximately $15 million on smaller projects and renovation capital. These include ongoing hotel room renovations at the South Tower in Bettendorf, a hotel room renovation at Boonville, as well as various restaurant renovations across the portfolio.

•                  We expect to spend approximately $45 million to $50 million on the land-based project at Bettendorf during fiscal 2016.

Conference Call Information

Isle of Capri Casinos, Inc. will host a conference call on Tuesday, June 9, 2015 at 10:00 am central time during which management will discuss the financial and other matters addressed in this press release.  The conference call can be accessed by interested parties via webcast through the investor relations page of the Company’s website, www.islecorp.com, or, for domestic callers, by dialing 888-346-3970.  International callers can access the conference call by dialing 412-317-6011.  The conference call will be recorded and available for review starting at 11:59 pm central on Tuesday, June 9, 2015, until 11:59 pm central on Tuesday, June 23, 2015, by dialing 877-344-7529; International: 412-317-0088 and access number 10066537.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the 15 casino properties that it owns or operates, primarily under the Isle and Lady Luck brands.  The Company currently operates gaming and entertainment facilities in Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, and Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

Eric Hausler, Chief Financial Officer-314-813-9205

Jill Alexander, Senior Director of Corporate Communication-314-813-9368

###

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 26,	April 27,	April 26,	April 27,
	2015	2014	2015	2014
Revenues:
Casino	$287,567	$271,070	$1,054,926	$1,004,255
Rooms	7,788	7,889	31,565	32,449
Food, beverage, pari-mutuel and other	36,977	36,182	139,816	135,305
Gross revenues	332,332	315,141	1,226,307	1,172,009
Less promotional allowances	(57,684)	(54,365)	(230,029)	(217,409)
Net revenues	274,648	260,776	996,278	954,600
Operating expenses:
Casino	40,304	39,605	161,051	158,019
Gaming taxes	72,797	68,384	265,527	251,901
Rooms	1,650	1,802	6,773	7,023
Food, beverage, pari-mutuel and other	14,053	13,239	49,542	46,900
Marine and facilities	14,826	14,655	58,144	57,624
Marketing and administrative	58,767	59,680	234,471	234,690
Corporate and development	7,325	7,141	29,088	28,455
Valuation charges	9,000	162,100	9,000	162,100
Litigation accrual reversals	—	—	—	(9,330)
Preopening expense	—	—	—	3,898
Depreciation and amortization	20,094	20,390	78,875	80,885
Total operating expenses	238,816	386,996	892,471	1,022,165
Operating income (loss)	35,832	(126,220)	103,807	(67,565)

Interest expense	(20,761)	(21,584)	(84,131)	(81,342)
Interest income	96	89	369	349
Loss on early extinguishment of debt	(13,757)	—	(13,757)	—
Derivative income	—	—		398
Income (loss) from continuing operations before income taxes	1,410	(147,715)	6,288	(148,160)
Income tax benefit (provision)	1,682	7,995	(1,111)	18,494
Income (loss) from continuing operations	3,092	(139,720)	5,177	(129,666)
Income (loss) from discontinued operations, net of income taxes	—	(1,798)	—	1,980
Net income (loss)	$3,092	$(141,518)	$5,177	$(127,686)

Income (loss) per common share-basic:
Income (loss) from continuing operations	$0.08	$(3.51)	$0.13	$(3.26)
Income (loss) from discontinued operations, net of income taxes	—	(0.04)	—	0.05
Net income (loss)	$0.08	$(3.55)	$0.13	$(3.21)

Income (loss) per common share-dilutive:
Income (loss) from continuing operations	$0.08	$(3.51)	$0.13	$(3.26)
Income (loss) from discontinued operations, net of income taxes	—	(0.04)	—	0.05
Net income (loss)	$0.08	$(3.55)	$0.13	$(3.21)

Weighted average basic shares	40,033,404	39,829,177	39,955,735	39,731,766
Weighted average diluted shares	41,020,503	39,829,177	40,320,267	39,731,766

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	April 26,	April 27,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,437	$69,830
Marketable securities	19,517	27,289
Accounts receivable, net	11,171	12,615
Inventory	6,647	6,273
Income taxes receivable	—	73
Deferred income taxes	4,626	4,106
Prepaid expenses and other assets	11,274	12,253
Total current assets	119,672	132,439
Property and equipment, net	912,036	955,604
Other assets:
Goodwill	108,970	108,970
Other intangible assets, net	54,073	54,911
Deferred financing costs, net	19,075	23,439
Restricted cash and investments	9,193	9,807
Prepaid deposits and other	4,743	4,904
Total assets	$1,227,762	$1,290,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$170	$230
Accounts payable	19,690	20,869
Accrued liabilities:
Payroll and related	43,371	34,700
Property and other taxes	20,456	20,360
Income tax payable	125	—
Interest	15,350	16,920
Progressive jackpots and slot club awards	16,123	16,306
Other	18,326	18,478
Total current liabilities	133,611	127,863
Long-term debt, less current maturities	992,712	1,066,071
Deferred income taxes	37,334	35,870
Other accrued liabilities	18,432	18,495
Other long-term liabilities	22,211	22,391

Stockholders’ equity	23,462	19,384
Total liabilities and stockholders’ equity	$1,227,762	$1,290,074

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	April 26,	April 27,	April 26,	April 27,
	2015	2014	2015	2014
Colorado
Black Hawk	$33,780	$30,242	$127,722	$121,313

Florida
Pompano	54,646	48,631	175,588	164,777

Iowa
Bettendorf	18,420	19,257	72,981	73,695
Marquette	6,667	5,928	25,793	25,014
Waterloo	23,409	23,090	87,762	85,361
Iowa Total	48,496	48,275	186,536	184,070

Louisiana
Lake Charles	33,966	35,044	128,413	129,899

Mississippi
Lula	15,008	14,785	53,042	50,489
Natchez	5,362	5,404	19,233	20,190
Vicksburg	8,700	8,501	29,876	29,947
Mississippi Total	29,070	28,690	102,151	100,626

Missouri
Boonville	20,441	19,463	76,934	74,531
Cape Girardeau	16,192	15,016	59,628	54,833
Caruthersville	8,699	8,231	31,369	29,879
Kansas City	20,310	19,541	73,070	70,385
Missouri Total	65,642	62,251	241,001	229,628

Pennsylvania
Nemacolin	9,027	7,473	34,755	23,575

Property Net Revenues before Other	274,627	260,606	996,166	953,888
Other	21	170	112	712
Net Revenues from Continuing Operations	$274,648	$260,776	$996,278	$954,600

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended April 26, 2015
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Valuation charges, Preopening and Other	Adjusted EBITDA
Black Hawk, Colorado	$7,815	$2,286	$7	$—	$10,108

Pompano, Florida	13,008	1,864	6	—	14,878

Bettendorf	3,158	1,672	6	—	4,836
Marquette	1,216	366	3	—	1,585
Waterloo	6,416	1,267	4	—	7,687
Iowa Total	10,790	3,305	13	—	14,108

Lake Charles, Louisiana	2,904	2,754	6	—	5,664

Lula	3,283	1,274	4	—	4,561
Natchez	(68)	290	4	—	226
Vicksburg	2,125	914	5	—	3,044
Mississippi Total	5,340	2,478	13	—	7,831

Boonville	6,754	1,014	2	—	7,770
Cape Girardeau	1,058	2,852	3	—	3,913
Caruthersville	1,804	605	2	—	2,411
Kansas City	4,729	1,053	8	—	5,790
Missouri Total	14,345	5,524	15	—	19,884

Nemacolin, Pennsylvania	(10,557)	1,375	15	9,000	(167)

Total Operating Properties	43,645	19,586	75	9,000	72,306
Corporate and Other	(7,813)	508	596	—	(6,709)
Total	$35,832	$20,094	$671	$9,000	$65,597

	Three Months Ended April 27, 2014
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Valuation charges, Preopening and Other	Adjusted EBITDA
Black Hawk, Colorado	$4,936	$2,552	$8	$—	$7,496

Pompano, Florida	9,833	1,726	6	—	11,565

Bettendorf	(56,212)	1,448	3	60,000	5,239
Marquette	738	452	1	—	1,191
Waterloo	6,367	1,183	4	—	7,554
Iowa Total	(49,107)	3,083	8	60,000	13,984

Lake Charles, Louisiana	(20,366)	2,919	4	24,238	6,795

Lula	(33,693)	1,279	3	36,000	3,589
Natchez	(10,865)	299	4	10,509	(53)
Vicksburg	(3,531)	903	4	5,000	2,376
Mississippi Total	(48,089)	2,481	11	51,509	5,912

Boonville	6,403	977	6	—	7,386
Cape Girardeau	379	2,822	1	—	3,202
Caruthersville	1,250	693	4	—	1,947
Kansas City	4,822	941	4	—	5,767
Missouri Total	12,854	5,433	15	—	18,302

Nemacolin, Pennsylvania	(28,767)	1,655	1	26,353	(758)

Total Operating Properties	(118,706)	19,849	53	162,100	63,296
Corporate and Other	(7,514)	541	827	—	(6,146)
Total	$(126,220)	$20,390	$880	$162,100	$57,150

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Twelve Months Ended April 26, 2015
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Valuation charges, Preopening and Other	Adjusted EBITDA
Black Hawk, Colorado	$20,614	$9,193	$29	$4,057	$33,893

Pompano, Florida	31,122	7,131	26	—	38,279

Bettendorf	13,271	6,011	23	—	19,305
Marquette	4,060	1,589	11	—	5,660
Waterloo	23,901	4,978	18	(1,225)	27,672
Iowa Total	41,232	12,578	52	(1,225)	52,637

Lake Charles, Louisiana	8,650	11,069	21	—	19,740

Lula	6,630	5,113	16	—	11,759
Natchez	(2,113)	1,076	17	—	(1,020)
Vicksburg	2,719	3,600	17	—	6,336
Mississippi Total	7,236	9,789	50	—	17,075

Boonville	23,778	3,960	12	—	27,750
Cape Girardeau	215	11,281	12	—	11,508
Caruthersville	4,346	2,497	12	—	6,855
Kansas City	13,664	3,923	27	—	17,614
Missouri Total	42,003	21,661	63	—	63,727

Nemacolin, Pennsylvania	(16,079)	5,460	22	9,000	(1,597)

Total Operating Properties	134,778	76,881	263	11,832	223,754
Corporate and Other	(30,971)	1,994	3,150	2,259	(23,568)
Total	$103,807	$78,875	$3,413	$14,091	$200,186

	Twelve Months Ended April 27, 2014
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Valuation charges, Preopening and Other	Adjusted EBITDA
Black Hawk, Colorado	$20,067	$9,593	$35	$—	$29,695

Pompano, Florida	25,116	7,109	25	—	32,250

Bettendorf	(47,873)	6,381	13	60,000	18,521
Marquette	3,472	1,875	6	—	5,353
Waterloo	21,074	4,791	18	—	25,883
Iowa Total	(23,327)	13,047	37	60,000	49,757

Lake Charles, Louisiana	(15,350)	11,738	17	24,238	20,643

Lula	(33,285)	5,225	14	36,000	7,954
Natchez	(12,865)	1,306	17	10,509	(1,033)
Vicksburg	(3,282)	3,698	17	5,000	5,433
Mississippi Total	(49,432)	10,229	48	51,509	12,354

Boonville	22,583	4,074	24	—	26,681
Cape Girardeau	(2,359)	11,183	6	—	8,830
Caruthersville	2,232	2,960	18	—	5,210
Kansas City	13,022	3,802	16	—	16,840
Missouri Total	35,478	22,019	64	—	57,561

Nemacolin, Pennsylvania	(39,993)	5,440	3	30,251	(4,299)

Total Operating Properties	(47,441)	79,175	229	165,998	197,961
Corporate and Other	(20,124)	1,710	4,170	(10,349)	(24,593)
Total	$(67,565)	$80,885	$4,399	$155,649	$173,368

Isle of Capri Casinos, Inc.

Reconciliation of Income (Loss) From Continuing Operations to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	April 26,	April 27,	April 26,	April 27,
	2015	2014	2015	2014
Income (Loss) from continuing operations	$3,092	$(139,720)	$5,177	$(129,666)
Income tax provision (benefit)	(1,682)	(7,995)	1,111	(18,494)
Derivative income	—	—	—	(398)
Loss on extinguishment of debt	13,757	—	13,757	—
Interest income	(96)	(89)	(369)	(349)
Interest expense	20,761	21,584	84,131	81,342
Depreciation and amortization	20,094	20,390	78,875	80,885
Stock-based compensation	671	880	3,413	4,399
Valuation charges	9,000	162,100	9,000	162,100
Severance charges	—	—	2,259	—
Colorado referendum charges	—	—	4,057	—
Property tax settlement	—	—	(1,225)	—
Litigation accrual reversal	—	—	—	(9,330)
Preopening expense	—	—	—	3,898
Gain on sale of airplane	—	—	—	(1,019)
Adjusted EBITDA	$65,597	$57,150	$200,186	$173,368

Isle of Capri Casinos, Inc.

Reconciliations of GAAP Income (Loss) From Continuing Operations to Adjusted Income (Loss) and GAAP Income (Loss) From Continuing Operations Per Share to Adjusted Income (Loss) Per Share

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	April 26,	April 27,	April 26,	April 27,
	2015	2014	2015	2014

GAAP income (loss) from continuing operations	$3,092	$(139,720)	$5,177	$(129,666)
Valuation charges (5)	9,000	162,100	9,000	162,100
Loss on extinguishment of debt	13,757	—	13,757	—
Colorado referendum expense (3)	—	—	4,057	—
Property tax settlement (3)	—	—	(1,225)	—
Severance expense (3)	—	—	2,259	—
Tax valuation allowance (reversal)	(2,301)	(1,813)	(2,301)	(13,806)
Uncertain tax benefit reversal	—	(6,884)	—	(6,884)
Litigation accrual reversals (4)	—	—	—	(16,953)
Preopening expense	—	—	—	3,898
Gain on sale of corporate aircraft	—	—	—	(1,019)
Adjusted income (loss) (2)	$23,548	$13,683	$30,724	$(2,330)

GAAP income (loss) from continuing operations per share	$0.08	$(3.51)	$0.13	$(3.26)
Valuation charges (5)	0.22	4.07	0.22	4.08
Loss on extinguishment of debt	0.34	—	0.34	—
Colorado referendum expense (3)	—	—	0.10	—
Property tax settlement (3)	—	—	(0.03)	—
Severance expense (3)	—	—	0.06	—
Tax valuation allowance (reversal)	(0.06)	(0.05)	(0.06)	(0.35)
Uncertain tax benefit reversal	—	(0.17)	—	(0.17)
Litigation accrual reversals (4)	—	—	—	(0.43)
Preopening expense	—	—	—	0.10
Gain on sale of corporate aircraft	—	—	—	(0.03)
Adjusted income (loss) per share	$0.58	$0.34	$0.76	$(0.06)

(1)         Adjusted EBITDA is “earnings before interest and other non-operating income (expense), income taxes, stock-based compensation, certain severance expenses, certain expenses related to the Colorado gaming referendum, certain property tax and legal settlements, valuation charges, preopening expense, certain asset sale gains, and depreciation and amortization.” Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, 2) used as a component of calculating required leverage and minimum interest coverage ratios under our Senior Credit Facility and 3) a principal basis of valuing gaming companies. Management uses Adjusted EBITDA as the primary measure of the Company’s operating properties’ performance, and it is an important component in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.  A reconciliation of Adjusted EBITDA to income (loss) from continuing operations is included in the financial schedules accompanying this release.

Certain of our debt agreements use a similar calculation of “Adjusted EBITDA” as a financial measure for the calculation of financial debt covenants and includes add back of items such as gain on early extinguishment of debt, pre-opening expenses, certain write-offs and valuation charges, and non-cash stock compensation expense. Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filings with the Securities and Exchange Commission.

(2)         Adjusted income (loss) is presented solely as a supplemental disclosure as this is one method management reviews and utilizes to analyze the performance of its core operating business.  For many of the same reasons mentioned above related to Adjusted EBITDA, management believes Adjusted income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as certain severance expenses, certain expenses related to the Colorado gaming referendum, certain property tax and legal settlements, valuation charges, preopening expenses and certain asset gains.  Management believes Adjusted income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of financial performance that more closely resembles widely used measures of performance and valuation in the gaming industry.  Adjusted income (loss) and adjusted income (loss) per share do not include valuation charges, tax valuation allowances, certain severance expenses, certain expenses related to the Colorado gaming referendum, certain property tax and legal settlements, certain asset sale gains and preopening expenses.

(3)         The Company incurred $4.1 million of expense during the twelve months ended April 26, 2015 related to the Colorado gaming expansion referendum. The Company had a favorable property tax settlement related to our Waterloo property of $1.2 million during the twelve months ended April 26, 2015.  The Company recorded $2.3 million of severance expense during the twelve months ended April 26, 2015, related to restructuring at the corporate office.

(4)         Litigation accrual reversals for the twelve months ended April 27, 2014 includes a $9.3 million reduction to operating expenses and a $7.6 million reduction of interest expense.

(5)         Valuation charges in the fourth quarter and fiscal 2015 consist of $9.0 million of impairment on the Nemacolin property, plant and equipment. Valuation charges in the fourth quarter and fiscal 2014 consist of goodwill impairment charges of $60.0 million at our Bettendorf property, $24.2 million at our Lake Charles property, $36.0 million at our Lula property, $8.6 million at our Natchez property and $5.0 million at our Vicksburg property.  In addition, during the fourth quarter of fiscal 2014, we also recorded impairment charges related to property, plant and equipment, net of $14.2 million and $1.9 million at our Nemacolin and Natchez properties, respectively, and $12.2 million related to intangible assets at our Nemacolin property.